EXHIBIT 99.1

WELLS-GARDNER ELECTRONICS ENTERS INTO DEFINITIVE AGREEMENTS FOR $5.5 MILLION PRIVATE EQUITY PLACEMENT

Chicago, Illinois, September 21, 2004 --- Wells-Gardner Electronics Corporation (AMEX:WGA) announced today that on September 20, 2004, it entered into definitive agreements for a $5.5 million private equity placement.  Under the terms of the agreement, the Company will sell 1,216,816 shares of its common stock to certain institutional investors at a price of $4.52 per share and will issue warrants to purchase up to an additional 486,726 shares of common stock at $6.24 per share.  The transaction is anticipated to close on or before September 24th.  Merriman Curhan Ford & Co. acted as sole placement agent in this transaction.

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America.

This press release contains certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement as a result of many uncertain future factors.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of its Annual Report and Quarterly Report can be obtained without charge by request to George B. Toma, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605. For additional investor information, please visit our website at www.wellsgardner.com or contact Alan Woinski at Gaming Venture Corp., USA at (201) 599-8484.